Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Reports Net Loss for 4th Quarter and Year 2011

LOS ANGELES, CA – (BUSINESS WIRE) – March 29, 2012 – Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net loss of ($132) thousand, or ($0.24) per diluted common share, for the fourth quarter of 2011, compared to net earnings of $237 thousand, or ($0.03) loss per diluted common share, for the fourth quarter of 2010. The decrease from net earnings to net loss primarily reflected lower net interest income, lower non-interest income and higher non-interest expense which were partially offset by lower provision for loan losses.

For the year ended December 31, 2011, the Company reported a net loss of ($9.5) million, or ($6.10) per diluted common share compared to net earnings of $1.9 million, or $0.44 per diluted common share for the year ended December 31, 2010. The decrease from net earnings to net loss primarily reflected higher provisions for losses, lower net interest income, lower non-interest income and higher non-interest expense.

Chairman, Paul C. Hudson stated, “Asset quality has improved in each of the past three consecutive quarters, which is a significant indicator of future profitability.” Chief Executive Officer, Wayne Kent Bradshaw added, “Bank performance trends are beginning to show positive movement and management is focused on increasing capital ratios while continuing to manage the reduction of problem assets.”

Fourth Quarter 2011 Earnings Summary

For the quarter ended December 31, 2011, our net interest income before provision for loan losses was $4.0 million, which represented a decrease of $912 thousand, or 19%, from the fourth quarter of 2010. The decrease was primarily attributable to a decrease of $82.4 million in average interest-earning assets, combined with a 5 basis point decrease in net interest margin from 3.87% in the fourth quarter of 2010 to 3.82% in the fourth quarter of 2011. The decline in interest-earning assets reflects our strategy throughout the year to maintain our capital ratios above the required regulatory thresholds and strengthen our liquidity and deposit base, in part by shrinking total assets and reducing both potential problem loans and non-performing assets.

Non-interest income for the quarter ended December 31, 2011 totaled $219 thousand compared to $953 thousand for the fourth quarter of 2010. The $734 thousand decrease from the fourth quarter of 2010 was primarily due to a $600 thousand financial assistance award received in the fourth quarter of 2010 from the U.S. Department of the Treasury’s Community Development Financial Institutions (CDFI) Fund and a $114 thousand net gain on sales of loans in the fourth quarter of 2010.

Non-interest expense for the quarter ended December 31, 2011 totaled $4.1 million, compared to $3.5 million for the fourth quarter of 2010. The $586 thousand increase from the fourth quarter of 2010 was primarily due to a $527 thousand increase in other expense, resulting from increases in investment amortization expense and REO expenses. Additionally, compensation and benefits expense increased $325 thousand in the fourth quarter of 2011 as the year ago quarter included a $370 thousand reversal of bonus expense. These increases in non-interest expense were partially offset by a $112 thousand decrease in FDIC insurance premium expense and a $139 thousand decrease in professional services expense.

Income tax expense totaled $75 thousand for the fourth quarter of 2011 compared to $208 thousand for the same period in 2010. For the year 2011 and 2010, income tax expense was $1.8 million and $1.3 million, respectively. The effective tax rates for the quarter and year ended December 31, 2011 were (131.58%) and

(24.00%), compared to 46.74% and 41.19% for the quarter and year ended December 31, 2010. The Company’s effective income tax rates for the quarter and year ended December 31, 2011 includes the impact of tax provision true-ups and an increase in the valuation allowance related to the utilization of its federal and state deferred tax assets. The increase in the valuation allowance against its federal and state deferred tax assets was due to current year losses and the Company’s inability to project sufficient future taxable income.

Balance Sheet Summary

Total assets were $418.5 million at December 31, 2011, which represented a decrease of $65.5 million, or 14%, from December 31, 2010. During 2011, net loans decreased by $56.3 million, loans held for sale decreased by $15.5 million, securities decreased by $4.3 million, and deferred tax assets decreased by $4.5 million, while cash and cash equivalents increased by $9.6 million, REO increased by $4.0 million and other assets, primarily income tax receivable, increased by $2.8 million.

Our gross loan portfolio decreased by $60.3 million to $342.3 million at December 31, 2011 from $402.6 million at December 31, 2010, as loan repayments, foreclosures and charge-offs exceeded loan originations during 2011. The decrease in our loan portfolio consisted of a $20.4 million decrease in our multi-family residential real estate loan portfolio, a $18.2 million decrease in our commercial real estate loan portfolio, a $6.7 million decrease in our church loan portfolio, a $5.8 million decrease in our one-to-four family residential real estate loan portfolio, a $5.3 million decrease in our commercial loan portfolio, a $2.3 million decrease in our consumer loan portfolio, and a $1.6 million decrease in our construction loan portfolio.

Loan originations for the year ended December 31, 2011 totaled $5.1 million compared to $17.5 million for the year ended December 31, 2010. Loan repayments for the year ended December 31, 2011 totaled $40.6 million compared to $35.3 million for the comparable period in 2010. Loans transferred to REO during 2011 totaled $9.3 million, compared to $4.7 million during 2010. Loans transferred to loans held for sale during 2011 totaled $2.5 million, compared to $24.0 million during 2010.

Loans held for sale decreased from $29.4 million at December 31, 2010 to $13.9 million at December 31, 2011. The $15.5 million decrease during 2011 was primarily due to performing loan sales of $10.9 million, which were sold at par, non-performing loan sales of $1.3 million and loan repayments of $3.6 million. Held for sale loans that were transferred to REO totaled $1.5 million for the year ended December 31, 2011.

Deposits totaled $294.7 million at December 31, 2011, down $53.8 million, or 15%, from year-end 2010. During 2011, core deposits (NOW, demand, money market and passbook accounts) decreased by $12.1 million and represented 33% of total deposits at December 31, 2011, compared to 32% of total deposits at December 31, 2010. Our certificates of deposit (“CDs”) decreased by $41.7 million during 2011 and represented 67% of total deposits at December 31, 2011, compared to 68% of total deposits at December 31, 2010. The $41.7 million decrease in CDs was primarily due to maturities of $20.0 million of State of California CDs and a reduction of $9.0 million in brokered deposits. Brokered deposits represented 3% of total deposits at December 31, 2011, compared to 5% at December 31, 2010.

At December 31, 2011, borrowings consisted of advances from the FHLB of $83.0 million, junior subordinated debentures of $6.0 million and other borrowings of $5.0 million. During 2011, FHLB borrowings decreased by $4.0 million, primarily due to lower loan growth financing needs.

Stockholders’ equity was $23.0 million, or 5% of the Company’s total assets, at December 31, 2011. At December 31, 2011, the Bank’s Total Risk-Based Capital ratio was 13.01%, its Tier 1 Risk-Based Capital ratio was 11.71%, and its Core Capital and Tangible Capital ratios were 8.38%.

As previously announced, the Company is currently pursuing a Recapitalization Plan to increase equity capital and reduce debt and senior securities, including a sale of common stock and exchanges of preferred stock for common stock at a discount to the liquidation amount, to further strengthen the Company’s capital ratios, and position the Bank for future growth.

Asset Quality

We recorded $112 thousand of provision for loan losses for the fourth quarter of 2011, compared to $1.8 million of provision for loan losses for the fourth quarter of 2010. The Company attributed the decrease in the provision for loan losses to credit quality improvement and shrinkage in our loan portfolio.

Non-performing assets (“NPAs”), comprised of non-performing loans (“NPLs”) and REO, were $50.1 million, or 11.97% of total assets, at December 31, 2011, as compared to $53.3 million, or 12.63% of total assets, at September 30, 2011 and $46.5 million, or 9.60% of total assets, at December 31, 2010. At December 31, 2011, NPLs, including non-performing loans held for sale, were $43.1 million compared to $48.0 million at September 30, 2011 and $43.4 million December 31, 2010. These loans consist of delinquent loans that are 90 days or more past due and troubled debt restructurings (“TDRs”) that do not qualify for accrual status.

Our total NPLs have declined during each of the last three quarters of 2011. Also, our total delinquencies and our total classified loans, which include NPLs, have declined in each of the four quarters of 2011. In addition, at December 31, 2011, approximately $19.3 million, or 45%, of our NPLs were paying currently. The NPLs at December 31, 2011 included 29 church loans totaling $23.5 million, 17 one-to-four family residential real estate loans totaling $7.9 million, 14 commercial real estate loans totaling $6.3 million, 9 multi-family residential real estate loans totaling $5.0 million, a land loan for $302 thousand, and a consumer loan for $70 thousand.

During 2011, REO increased by $4.0 million to $7.0 million from $3.0 million at the end of 2010. At December 31, 2011 the Bank’s REO consisted of three one-to-four family residential properties, four commercial real estate properties, and six church buildings. As part of our efforts to reduce non-performing assets, we sold 17 REO properties for total proceeds of $4.7 million, and recorded a corresponding net loss of $35 thousand, during 2011.

At December 31, 2011 our allowance for loan losses was $16.2 million, or 4.73% of our gross loans receivable, compared to $20.5 million, or 5.08% of our gross loans, at year-end 2010. The ratio of the allowance for loan losses to NPLs, excluding loans held for sale, decreased to 42.85% at December 31, 2011, compared to 54.53% at year-end 2010. Despite the decrease in the allowance ratio, management believes that the remaining loss potential has been reduced as certain losses inherent in our NPLs have been recognized as charge-offs which resulted in a lower ratio of the allowance for loan losses to NPLs. As of December 31, 2011, 57% of our NPLs had already been written down to their adjusted fair value less estimated selling costs, by establishing specific reserves or charged-off as necessary.

Impaired loans at December 31, 2011 were $56.5 million compared to $58.0 million at December 31, 2010.

Specific reserves for impaired loans were $3.0 million, or 5.28% of the aggregate impaired loan amount at December 31, 2011, compared to $6.0 million, or 10.39%, at December 31, 2010. Excluding specific reserves for impaired loans, our coverage ratio (general allowance as a percentage of total non-impaired loans) was 4.62% at December 31, 2011, compared to 4.19% at December 31, 2010.

Net loan charge-offs during the fourth quarter of 2011 were $3.7 million, or 4.09% of average loans on an annualized basis, compared to $6.3 million, or 6.39%, during the third quarter of 2011 and ($134) thousand, or (0.12%) of net loan recoveries during the fourth quarter of 2010. Gross charge-offs of $3.8 million, which were specifically reserved for at September 30, 2011, primarily resulted from full charge-offs of a $3.0 million commercial real estate loan and a $285 thousand commercial loan. In addition, $546 thousand were partially charged-off on two commercial real estate loans and one church loan.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, the Company’s plans for Recapitalizing and raising capital, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts. The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

SOURCE:	Broadway Financial Corporation
Contact:	Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or Sam Sarpong, Chief Financial Officer, (323) 556-3224; or investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	December 31, 2011	December 31, 2010

ASSETS
Cash	$12,127	$8,203
Federal funds sold	19,470	13,775

Cash and cash equivalents	31,597	21,978
Securities available for sale, at fair value	18,979	10,524
Securities held to maturity	—	12,737
Loans receivable held for sale, net	13,857	29,411
Loans receivable, net of allowance of $16,194 and $20,458	326,323	382,616
Accrued interest receivable	1,698	2,216
Federal Home Loan Bank (FHLB) stock, at cost	4,089	4,089
Office properties and equipment, net	4,626	5,094
Real estate owned (REO)	7,010	3,036
Bank owned life insurance	2,609	2,522
Investment in affordable housing partnership	1,675	2,000
Deferred tax assets	850	5,369
Other assets	5,161	2,338

Total assets	$418,474	$483,930

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$294,686	$348,445
Federal Home Loan Bank advances	83,000	87,000
Junior subordinated debentures	6,000	6,000
Other borrowings	5,000	5,000
Advance payments by borrowers for taxes and insurance	813	272
Other liabilities	5,962	4,353

Total liabilities	395,461	451,070

Stockholders’ Equity:
Senior preferred, cumulative and non-voting stock, $0.01 par value, authorized, issued and outstanding 9,000 shares of Series D at December 31, 2011 and 2010; liquidation preference of $9,731 at December 31, 2011 and $9,281 at December 31, 2010	8,963	8,963
Senior preferred, cumulative and non-voting stock, $0.01 par value, authorized, issued and outstanding 6,000 shares of Series E at December 31, 2011 and 2010; liquidation preference of $6,488 at December 31, 2011 and $6,188 at December 31, 2010	5,974	5,974
Preferred, non-cumulative and non-voting stock, $.01 par value, authorized 985,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at December 31, 2011 and 2010; liquidation preference of $552 for Series A, $1,000 for Series B and $1,000 for Series C at December 31, 2011 and 2010	3,657	3,657
Preferred stock discount	(994)	(1,380)
Common stock, $.01 par value, authorized 8,000,000 shares at December 31, 2011 and 2010; issued 2,013,942 shares at December 31, 2011 and 2010; outstanding 1,744,565 shares at December 31, 2011 and 1,743,965 shares at December 31, 2010	20	20
Additional paid-in capital	10,824	10,740
(Accumulated deficit) / retained earnings	(2,558)	8,074
Accumulated other comprehensive income, net of taxes of $400 at December 31, 2011 and $176 at December 31, 2010	571	263
Treasury stock-at cost, 269,377 shares at December 31, 2011 and 269,977 shares at December 31, 2010	(3,444)	(3,451)

Total stockholders’ equity	23,013	32,860

Total liabilities and stockholders’ equity	$418,474	$483,930

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings (Loss)

(Dollars in thousands, except per share amounts)

	Three Months ended December 31,		Twelve Months ended December 31,
	2011	2010	2011	2010
Interest and fees on loans receivable	$5,646	$6,861	$24,376	$29,047
Interest on securities	161	197	700	964
Other interest income	11	11	39	52

Total interest income	5,818	7,069	25,115	30,063

Interest on deposits	1,001	1,347	4,493	5,910
Interest on borrowings	859	852	3,558	3,363

Total interest expense	1,860	2,199	8,051	9,273

Net interest income before provision for loan losses	3,958	4,870	17,064	20,790
Provision for loan losses	112	1,842	8,600	4,465

Net interest income after provision for loan losses	3,846	3,028	8,464	16,325

Non-interest income:
Service charges	176	204	709	881
Net gains (losses) on mortgage banking activities	(2)	118	(75)	46
Net losses on sales of REO	21	—	(35)	(88)
Other	24	631	114	1,593

Total non-interest income	219	953	713	2,432

Non-interest expense:
Compensation and benefits	1,559	1,234	6,541	6,657
Occupancy expense, net	418	360	1,436	1,429
Information services	221	205	868	807
Professional services	218	357	962	1,167
Provision for losses on loans held for sale	10	85	738	1,188
Provision for losses on REO	310	322	2,343	1,102
FDIC insurance	236	348	1,017	1,043
Office services and supplies	122	124	539	548
Other	1,028	501	2,408	1,560

Total non-interest expense	4,122	3,536	16,852	15,501

Earnings (loss) before income taxes	(57)	445	(7,675)	3,256
Income tax expense (benefit)	75	208	1,842	1,341

Net earnings (loss)	$(132)	$237	$(9,517)	$1,915

Other comprehensive income, net of tax:
Unrealized gain on securities available for sale	$472	$10	$532	$145
Income tax effect	(194)	(4)	(224)	(58)

Other comprehensive income, net of tax	278	6	308	87

Comprehensive earnings (loss)	$146	$243	$(9,209)	$2,002

Net earnings (loss)	$(132)	$237	$(9,517)	$1,915
Dividends and discount accretion on preferred stock	(285)	(282)	(1,115)	(1,145)

Earnings (loss) available to common shareholders	$(417)	$(45)	$(10,632)	$770

Earnings (loss) per common share-basic	$(0.24)	$(0.03)	$(6.10)	$0.44
Earnings (loss) per common share-diluted	$(0.24)	$(0.03)	$(6.10)	$0.44
Dividends declared per share-common stock	$—	$—	$—	$0.01
Basic weighted average shares outstanding	1,744,565	1,743,965	1,744,330	1,743,728
Diluted weighted average shares outstanding	1,744,565	1,744,565	1,744,330	1,744,559

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of December 31,
	2011	2010
Regulatory Capital Ratios:
Core Capital Ratio	8.38%	8.82%
Tangible Capital Ratio	8.38%	8.82%
Tier 1 Risk-Based Capital Ratio	11.71%	11.76%
Total Risk-Based Capital Ratio	13.01%	13.05%
Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans, excluding loans held for sale	11.04%	9.32%
Non-performing assets as a percentage of total assets	11.97%	9.60%
Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	4.73%	5.08%
Allowance for loan losses as a percentage of non-performing loans, excluding loans held for sale	42.85%	54.53%
Allowance for loan losses as a percentage of non-performing assets	33.30%	46.90%
Net loan charge-offs (recoveries) as a percentage of average loans for twelve months ended December 31	3.24%	0.97%
Non-performing assets:
Non-accrual loans
Loans receivable, net	$37,794	$37,514
Loans receivable held for sale	5,268	5,918

Total non-accrual loans	43,062	43,432
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	7,010	3,036

Total non-performing assets	$50,072	$46,468

	Three Months ended December 31,				Twelve Months ended December 31,
	2011		2010		2011	2010
Performance Ratios:
Return on average assets	(0.12	%)(A)	0.19	%(A)	(2.10%)	0.37%
Return on average equity	(2.27	%)(A)	2.87	%(A)	(32.23%)	5.85%
Average equity to average assets	5.46%		6.58%		6.52%	6.26%
Non-interest expense to average assets	3.88	%(A)	2.82	%(A)	3.72%	2.96%
Efficiency ratio (1)	91.02%		53.74%		77.47%	56.89%
Net interest rate spread (2)	3.74	%(A)	3.79	%(A)	3.70%	3.88%
Net interest rate margin (3)	3.82	%(A)	3.92	%(A)	3.83%	4.01%

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.
(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended December 31,		Twelve Months ended December 31,
	2011	2010	2011	2010
Total assets	$418,474	$483,930	$418,474	$483,930
Total gross loans, excluding loans held for sale	$342,264	$402,589	$342,264	$402,589
Total equity	$23,013	$32,860	$23,013	$32,860
Average assets	$425,304	$501,499	$453,071	$523,513
Average loans	$364,270	$446,338	$397,411	$462,800
Average equity	$23,233	$32,993	$29,525	$32,761
Average interest-earning assets	$414,651	$497,067	$446,040	$519,089
Average interest-bearing liabilities	$396,716	$462,189	$418,028	$485,121
Net income (loss)	$(132)	$237	$(9,517)	$1,915
Total income	$4,177	$5,823	$17,777	$23,222
Non-interest expense	$4,122	$3,536	$16,852	$15,501
Efficiency ratio	91.02%	53.74%	77.47%	56.89%
Non-accrual loans	$43,062	$35,726	$43,062	$35,726
REO, net	$7,010	$3,036	$7,010	$3,036
ALLL	$16,194	$20,458	$16,194	$20,458
Allowance for loss on loans held for sale	$444	$1,281	$444	$1,281
REO-Allowance	$36	$54	$36	$54
Interest income	$5,818	$7,069	$25,115	$30,063
Interest expense	$1,860	$2,199	$8,051	$9,273
Net interest income	$3,958	$4,870	$17,064	$20,790
Net loans charge-offs (recoveries)	$3,723	$(134)	$12,864	$4,467